Exhibit 99.1

For Immediate Release	Contacts:	Mark Hendrix (Media Relations)
(202) 835-5162
Investor Relations
(202) 835-4309

RIGGS REPORTS 2003 FIRST QUARTER EARNINGS

WASHINGTON, D.C., April 15, 2003 – Riggs National Corporation (NASDAQ: RIGS) today reported improved results for the first quarter ended March 31, 2003 over a year ago. For the 2003 first quarter, net income reached $5.9 million, or $0.20 per diluted share, compared to net income of $1.4 million, or $0.05 per diluted share, for the comparable quarter of 2002.

The earnings growth over the prior year is primarily attributable to pretax increases in net interest income and non-interest income of $1.0 million and $7.6 million, respectively, and a decrease in minority interest expense, net of taxes, of $1.4 million. Offsetting these factors were pretax increases in the provision for loan losses and non-interest expense of $2.6 million and $2.2 million, respectively.

“Riggs is making progress with our strategy to enhance performance and service,” said Robert Allbritton, Chairman and Chief Executive Officer of Riggs National Corporation. “Despite the challenging economic environment, we are achieving improvements in both our net interest and non-interest incomes.”

Net Interest Income

Net interest income for the first quarter of 2003 was $48.2 million compared to $47.2 million for the same quarter in 2002, an increase that is attributable to a higher level of average earning assets.

Non-interest Income

Non-interest income for the first quarter of 2003 totaled $26.1 million, an increase of $7.6 million, or 41%, from the $18.5 million in the first quarter of 2002. Trust and investment advisory income for the first quarter of 2003 was $9.4 million compared to $11.8 million for the first quarter of 2002. This decrease is attributable to a reduction in the value of assets under management and the previously reported renegotiation of an agreement with the real estate advisor to Riggs’ Multi-Employer Property Trust unit.

Service charges and other fees were $12.1 million for the period ended March 31, 2003, compared to $11.1 million for the same period in the prior year, reflecting the initial successful implementation of several new fee initiatives and increased advisory and foreign exchange fees. Non-interest income included pre-tax securities gains of $4.6 million for the

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Page Two – First Quarter 2003 Earnings

first quarter of 2003, compared to pre-tax securities gains of $287 thousand in the comparable quarter of the prior year. Securities were sold during the current quarter to reposition the portfolio and to minimize the adverse yield impact resulting from securities prepaying at a more rapid rate than anticipated. Venture capital losses were reduced in the first quarter of 2003 to $2.2 million, down 68% from the $6.9 million of losses in the first quarter of 2002.

Non-interest Expense

Non-interest expense for the 2003 first quarter was $58.9 million, compared to $56.8 million in the year-ago quarter, an increase of 4%. Salaries and benefit-related expenses increased by $1.0 million from the comparable quarter of the prior year with the majority of this increase attributable to benefit cost increases. Consulting expenses increased by $1.0 million from the comparable quarter of the prior year due to increased costs related to the Company’s previously announced performance and service enhancement plan.

Capital Position

Riggs continued to maintain a strong capital position well in excess of regulatory minimum requirements. The corporation’s total and leverage capital ratios were 19.8% and 7.5% respectively, at March 31, 2003, compared to regulatory minimums of 8.0% and 4.0%.

Non-performing Assets

Non-performing assets, including other real estate owned, were $4.4 million at March 31, 2003, compared to $3.9 million at March 31, 2002. Riggs’ reserve for loan losses at March 31, 2003 was $25.8 million, and the ratio of loan loss reserve to total loans was .84%.

Dividend

Separately, the Board of Directors of Riggs National Corporation declared a dividend of $.05 per share on its Common Stock. The dividend is payable May 2, 2003, to shareholders of record on April 28, 2003.

* * *

Riggs National Corporation, the largest bank holding company headquartered in the nation’s capital, has 48 branches in the Washington, D.C. metropolitan area, as well as locations in Miami, London, Channel Islands and Berlin. Riggs commands the largest market share in the District of Columbia and specializes in banking and financial management products and services for individuals, nonprofit organizations, and businesses. Riggs is also the dominant financial institution serving embassies, both in the United States and abroad.

* * *

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the anticipated cost savings and losses, efficiency gains, performance and customer service enhancements, and other effects of the initiatives described above. A variety of factors could cause the Company’s results and experiences to differ materially from those expressed or implied by the forward-looking statements, including the Company’s success in executing these strategies, and its business generally. Additional factors that could affect the Company’s future earnings, operations, performance, development, growth and projections, include, but are not limited to, the weakening of the economy, changes in credit quality or interest rates, the impact of competitive products, services and pricing, customer business requirements, Congressional legislation, the timing of technology enhancements for products and operating systems, volatility of the venture capital portfolios, the collectability of loans and similar matters.

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Page Three – Riggs First Quarter 2003 Earnings

RIGGS NATIONAL CORPORATION
FINANCIAL HIGHLIGHTS Unaudited
In thousands, except per share amounts

	Three Months Ended
	March 31,
	2003	2002

EARNINGS:
Interest Income	$64,253	$64,421
Interest Expense	16,053	17,179

Net Interest Income	48,200	47,242
Provision for Loan Losses	926	(1,668)

Net Interest Income After Provision for Loan Losses	47,274	48,910
Noninterest Income Excluding Securities Gains, Net	21,502	18,241
Securities Gains, Net	4,627	287

Total Noninterest Income	26,129	18,528
Total Noninterest Expense	58,946	56,782

Income Before Taxes and Minority Interest	14,457	10,656
Applicable Income Tax Expense	4,997	4,315
Minority Interest, Net of Taxes	3,531	4,916

Net Income	$5,929	$1,425

Basic Earnings Per Share	$.21	$.05
Diluted Earnings Per Share	.20	.05

AVERAGES:
Total Assets	$6,775,904	$5,949,429
Total Earning Assets *	6,169,431	5,363,089
Total Loans, Net of Premium, Discount & Fees	3,006,181	2,786,207
Total Interest-Bearing Deposits	4,607,395	4,026,968
Total Noninterest-Bearing Deposits	557,074	509,888
Total Deposits	5,164,469	4,536,856
Total Interest-Bearing Liabilities	5,453,026	4,622,052
Total Stockholders’ Equity	392,346	363,913

OTHER FINANCIAL INFORMATION:
Venture Capital Investment Loss	$(2,222)	$(6,866)
Net Interest Margin	3.25%	3.63%
Return on Average Assets	.35%	.10%
Return on Average Stockholders’ Equity	6.13%	1.59%
Common Shares Outstanding	28,533,918	28,505,650
Average Common Shares Outstanding	28,528,109	28,502,828
Average Diluted Shares Outstanding	28,965,398	28,827,563
Book Value Per Common Share Outstanding	13.74	12.57
Period End Stockholders’ Equity to Total Assets	5.57%	6.12%

PERIOD END:
Total Assets	$7,037,184	$5,860,472
Total Earning Assets *	6,475,738	5,289,235
Total Loans, Net of Premium, Discount & Fees	3,084,225	2,771,840
Total Goodwill	6,694	6,694
Total Core Deposits and Other Intangibles	405	576
Total Interest-Bearing Deposits	4,545,305	3,869,455
Total Noninterest-Bearing Deposits	744,803	675,249
Total Deposits	5,290,108	4,544,704
Total Interest-Bearing Liabilities	5,467,553	4,393,452
Minority Interest-Trust Preferred Securities	248,584	294,284
Total Stockholders’ Equity	391,969	358,421

*Excludes venture capital investments

Certain prior year balances have been reclassified to conform with the current year presentation

Page Four – Riggs First Quarter 2003 Earnings

RIGGS NATIONAL CORPORATION
FINANCIAL HIGHLIGHTS (Unaudited)
(In thousands, except per share amounts)

	March 31,	March 31,
	2003	2002

NONPERFORMING ASSETS AND PAST DUE LOANS:
Nonaccrual Loans	$4,264	$625
Renegotiated Loans	—	568
Other Real Estate Owned and Other Repossessed Assets, Net	97	2,682

Total Nonperforming Assets	$4,361	$3,875

Loans Past Due 90 Days or More	$11,283	$14,690

Potential Problem Loans	$119	$462

Nonaccrual Loans to Total Loans	.14%	.02%
Nonperforming Assets to Total Loans and
Repossessed Assets Owned, Net	.14%	.14%
Nonperforming Assets to Total Assets	.06%	.07%

RESERVE FOR LOAN LOSSES:
Reserve for Loan Losses	$25,797	$26,718
Reserve for Loan Losses to Total Loans	.84%	.96%
Reserve for Loan Losses to Nonaccrual and Renegotiated Loans	605.00%	2,239.56%
Net Charge-Offs (Recoveries) for the Three Months	$1,035	$931
Net Charge-Offs (Recoveries) to Average Loans for the Three
Months	.03%	.03%

CAPITAL RATIOS:
RIGGS NATIONAL CORPORATION:
Tier 1 Capital to Risk-Weighted Assets	13.89%	15.24%
Combined Tier 1 & Tier 2 Capital to Risk-Weighted Assets	19.80%	23.60%
Leverage	7.46%	8.13%

RIGGS BANK N.A.:
Tier 1 Capital to Risk-Weighted Assets	12.54%	14.48%
Combined Tier 1 & Tier 2 Capital to Risk-Weighted Assets	13.27%	15.36%
Leverage	6.76%	7.80%